Exhibit 99.1
STONE ENERGY CORPORATION
Announces Second Quarter 2009 Results
LAFAYETTE, LA. July 30, 2009
     Stone Energy Corporation (NYSE: SGY) today announced net income of $27.2 million, or $0.65 per share, on operating revenue of $170.3 million for the second quarter of 2009 compared to net income of $82.8 million, or $2.88 per share, on operating revenue of $263.0 million in the second quarter of 2008. For the six months ended June 30, 2009, a net loss of $198.7 million, or $4.92 per share, on operating revenue of $312.5 million compared to net income of $145.1 million, or $5.08 per share, on operating revenue of $466.2 million during the comparable 2008 period. All per share amounts are on a diluted basis.
     Discretionary cash flow was $113.7 million during the second quarter of 2009 compared to $180.5 million generated during the second quarter of 2008 and $68.5 million during the first quarter of 2009. For the first six months of 2009, discretionary cash flow totaled $182.1 million compared to $330.8 million for the comparable 2008 period. Please see “Non-GAAP Financial Measure” and the accompanying financial statements for a reconciliation of discretionary cash flow, a non-GAAP financial measure, to net cash flow provided by operating activities.
     Net daily production volumes during the second quarter of 2009 averaged 209 million cubic feet of gas equivalent (MMcfe) per day, representing an 8% increase over average daily production of 194 MMcfe per day for the first quarter of 2009. For the six months ended June 30, 2009, net average daily production volumes were 201 MMcfe per day compared to 190 MMcfe per day for the six months ended June 30, 2008.
     CEO David Welch stated, “The second quarter appears to be a positive inflection point for Stone. Production continued to increase as we completed our development program at Ewing Bank 305 and oil and gas volumes tied to damaged third party pipelines came back on line late in the quarter. The rerouted oil pipeline from Amberjack, our top field, has been completed on schedule and below budget and we anticipate it to be operational in the third quarter. Operating expenses declined as we substantially completed our hurricane related repairs, captured merger synergies and rebid supplier and service contracts. We also accelerated our Gulf of Mexico shelf hurricane risk mitigation plan to improve the structural integrity of our offshore facilities and to proactively plug targeted idle wells. We have approved a four to five well drilling program to commence in the fourth quarter at Amberjack and have begun modification of a rig to fit on the platform.”
     “In June, we announced our first deep water discovery at Pyrenees and are currently drilling the first appraisal well. Importantly, we also raised over $60 million from a secondary stock offering which, along with insurance settlement proceeds relating to Hurricane Ike received in July, significantly improved our liquidity and cash position. This allowed us to pay down some bank debt and focus on the business of finding and producing reserves. We are looking forward to the drilling of our portfolio of prospects we have captured on the GOM shelf, in the deep water Gulf of Mexico and the Marcellus Shale of Appalachia.”
     Prices realized during the second quarter of 2009 averaged $69.93 per barrel (Bbl) of oil and $6.41 per thousand cubic feet (Mcf) of natural gas, which represents a 39% decrease, on an Mcfe basis, over second quarter 2008 average realized prices of $110.10 per Bbl of oil and $11.46 per Mcf of natural gas. Average realized prices during the first six months of 2009 were $63.01per Bbl of oil and $6.73 per Mcf of natural gas, representing a 37% decrease on a Mcfe basis compared to $103.28 per Bbl of oil and $10.15 per Mcf of natural gas realized during the first six months of 2008. All unit pricing amounts include the cash settlement of effective hedging contracts as well as a portion of the unwound hedges that were unwound in March 2009. Hedging transactions in the second quarter of 2009 added $44.9 million to oil and gas revenues, which included $37.3 million ($24.2 million after-tax) from the accounting recognition of the hedges that were unwound in March 2009.

     In the second quarter of 2009, hedging increased the average realized price of natural gas by $2.62 per Mcf, compared to a decrease in average realized prices of $0.03 per Mcf of natural gas during the second quarter of 2008. Hedging transactions in the second quarter of 2009 increased the realized oil prices by $12.57 per Bbl, compared to a decrease in realized oil prices by $14.63 per Bbl during the second quarter of 2008.
     Lease operating expenses (LOE) incurred during the second quarter of 2009 totaled $41.1 million compared to $34.9 million for the comparable quarter in 2008, and $58.2 million in the first quarter of 2009. The first quarter 2009 included $13.0 million in hurricane related repair expenses while the second quarter of 2009 had only $3.6 million in hurricane related expenses and a lower base LOE due to cost savings. On a per unit basis, LOE was $2.17 per Mcfe in the second quarter of 2009 versus $1.96 per Mcfe in the second quarter of 2008 and $3.34 per Mcfe in the first quarter of 2009. For the six months ended June 30, 2009 and 2008, lease operating expenses were $99.3 million and $65.2 million, respectively. In the second quarter 2009, there was an other operational charge of $2.4 million which related to the early cancellation of a rig contract.
     Depreciation, depletion and amortization (DD&A) on oil and gas properties for the second quarter of 2009 totaled $55.6 million compared to $70.2 million for the second quarter of 2008. DD&A expense on oil and gas properties for the six months ended June 30, 2009 totaled $114.7 million compared to $132.9 million during the comparable period of 2008.
     Salaries, general and administrative (SG&A) expenses for the second quarter of 2009 were $9.9 million compared to $11.3 million in the second quarter of 2008. For the six months ended June 30, 2009 and 2008, SG&A totaled $21.6 million and $21.5 million, respectively.
     Stone had $325 million in borrowings outstanding at June 30, 2009 under its bank credit facility with a borrowing base of $425 million, and letters of credit totaling $69 million, resulting in $31 million of available borrowings at June 30, 2009. In July, bank borrowings were further reduced to $313 million, leaving $43 million in availability under the facility, and our projected cash position at July 31, 2009 is approximately $140 million. The next borrowing base redetermination is expected by November 1, 2009.
     Capital expenditures before capitalized SG&A and interest during the second quarter of 2009 were approximately $59.4 million. The capital expenditure amount includes $21.8 million of plugging and abandonment expenditures. Additionally, $4.2 million of SG&A expenses and $6.5 million of interest were capitalized during the quarter.
Public Stock Offering
     As previously announced on June 10, 2009, Stone sold 8,050,000 shares of its common stock in a public offering (including the overallotment) at a price of $8.00 per share resulting in net proceeds of approximately $60.5 million after deducting the underwriting discount and estimated offering expenses. The net proceeds are being used for general corporate purposes, including the repayment of borrowings under its bank credit facility.
Operational Update
     Deepwater Gulf of Mexico, Pyrenees Discovery. In June 2009, Stone announced a discovery on its deepwater Pyrenees Prospect on Garden Banks Block 293. The discovery well encountered 125 feet of net hydrocarbon pay in three zones. Stone and its partners are currently drilling a well to delineate the discovery and expect to test both the shallow and deeper objectives. Stone has a 15% working interest in Pyrenees and Newfield Exploration is the operator.
     Deepwater Gulf of Mexico, other Areas. Stone has a working interest in 64 deepwater leases and expects to participate in 4-6 wells in 2010. The Blacktail Prospect in Garden Banks Block 78 may begin drilling in late 2009 or early 2010. Stone has a 20% working interest in Blacktail and Anadarko Petroleum is the operator. Stone’s current working interest ranges between 11% and 33% in the other prospects planned for 2010.

     Appalachian Basin (Marcellus Shale Play). Stone currently has more than 30,000 net acres leased in the Marcellus Shale Play. Stone is producing from three vertical Marcellus wells in West Virginia and three additional vertical development wells in West Virginia have been drilled and expect to be completed, hydraulically fractured, and tested through existing gathering systems within the next few months. Stone expects to drill another 4 or 5 wells in West Virginia during the remainder of this year as well as 2 or 3 wells in Pennsylvania. Stone is permitting a number of additional wells in the Marcellus Shale Play and expects to ramp up drilling activity in 2010. The Company is also engaged in activities to enhance its current leasehold. Stone is designated operator on most of its leasehold and currently owns at least a 50% working interest in all leases.
     Mississippi Canyon 109 — Amberjack Field. Daily oil production at Amberjack re-started during the second quarter as Stone began barging in April in advance of the damaged oil pipeline being rerouted. Net oil volumes averaged approximately 2,400 bbl per day for the quarter. Amberjack production is expected to begin flowing through the new pipeline later in the third quarter. Including gas volumes, the net production is expected to be approximately 30 MMcfe per day (80% oil, 20% gas split) once the pipeline is put into service. In the fourth quarter, Stone expects to begin drilling the first of 4 or 5 wells at Amberjack with a platform rig, which should continue into 2010. Stone operates Amberjack and owns 100% working interest.
     Gulf of Mexico, Shelf Production. Production from a number of fields was restored in the second quarter as third-party pipeline systems damaged by last year’s hurricanes were brought back into service. By the end of the quarter, Stone’s net production increased approximately 30-40 MMcfe per day from these restored fields. Two more Stone-operated fields (Vermilion 255 and West Cameron 45) have been brought back onto production since the end of the second quarter and should contribute another 10-15 MMcfe per day of net production. Stone is also undertaking a workover program in several fields in an effort to boost production. For example, a proposed workover program at South Pass 38 is expected to add 10 MMcfe per day in production later this quarter.
     Gulf of Mexico, Risk Mitigation. Stone has also accelerated spending on its hurricane risk mitigation program which calls for proactively plugging and abandoning idle wells and addressing the structural integrity of its platforms. Stone expects to spend approximately $40 million on this initiative this year.
Updated 2009 Guidance
     Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes, and numerous other factors. Stone’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required. Estimates of DD&A rates can vary according to reserve additions, capital expenditures, future development costs, and other factors. Therefore, we can give no assurance that our future production volumes, lease operating expenses or DD&A rate will be as estimated. The following guidance is subject to all of the cautionary statements and limitations described in this press release below, under the heading “Forward-Looking Statements.” The following guidance supersedes the previous guidance provided in the May 5, 2009 press release.
     Capital Expenditure Budget. The current Board authorized 2009 capital expenditure budget is $300 million, which excludes acquisitions, and capitalized interest and SG&A. Although the Board has authorized a capital expenditure budget of $300 million, management has targeted a lesser amount of approximately $250 million given the lower commodity price environment and the focus on liquidity. The remaining $50 million will remain as discretionary and uncommitted.
     Production. For the third quarter of 2009, Stone expects net daily production to average between 215-235 MMcfe. Stone still expects full year 2009 average daily production to be in the range of 205-225 MMcfe per day.

     Lease Operating Expenses. Stone expects lease operating costs, excluding production taxes, to range between $190-$210 million for 2009 based upon current operating conditions and budgeted maintenance activities. The first and second quarter 2009 lease operating expenses included hurricane related major maintenance costs of approximately $13.0 million and $3.6 million, respectively.
     Depreciation, Depletion & Amortization. Stone now expects its DD&A rate to range between $2.80 -$3.00 per Mcfe during 2009. The decrease from 2008 is due to the 2008 year-end and first quarter 2009 ceiling test write-downs, which reduced the carrying value of the full cost pool for our oil and gas properties. The increase from the previous guidance in May 2009 is primarily due to an increase in estimated future development costs.
     Salaries, General & Administrative Expenses. Stone now expects its SG&A expenses (excluding incentive compensation expense) to range between $43-$48 million during 2009, down slightly from previous guidance.
     Corporate Tax Rate. For 2009, Stone expects its corporate tax rate to be approximately 35%.
Hedge Position
     The following tables illustrate Stone’s derivative positions for calendar years 2009, 2010, and 2011 as of July 30, 2009. This table excludes the oil and gas hedges unwound in the first quarter resulting in proceeds of $113 million.

	Zero-Premium Collars
	Natural Gas
	Daily
	Volume	Floor	Ceiling
	(MMBtus/d)	Price	Price

2009	20,000	$8.00	$14.30

	Fixed-Price Swaps
	Natural Gas			Oil
	Daily			Daily
	Volume		Swap	Volume		Swap
	(MMBtus/d)		Price	(Bbls/d)		Price

2009	20,000	*	$4.24	3,000	**	$50.00
2009	20,000	**	5.00	2,000	**	50.45
2009	20,000	**	5.13	4,000	**	71.25

2010	20,000		6.97	2,000		63.00
2010	20,000		6.50	1,000		64.05
2010	10,000		6.50	1,000		60.20
2010				1,000		75.00
2010				1,000		75.25
2010				4,000	***	73.65

2011	10,000		6.83	1,000		70.05
2011				1,000		78.20

*	July — September

**	October — December

***	January — March

Other Information
     Stone Energy has planned a conference call for 10:00 a.m. Central Time on Friday, July 31, 2009 to discuss the operational and financial results for the second quarter of 2009. Anyone wishing to participate should visit our website at www.StoneEnergy.com for a live web cast or dial 1-877-228-3598 and request the “Stone Energy Call.” If you are unable to participate in the original conference call, a replay will be available immediately following the completion of the call on Stone Energy’s website. The replay will be available for one month.
Non-GAAP Financial Measures
     In this press release, we refer to a non-GAAP financial measure we call “discretionary cash flow.” Management believes discretionary cash flow is a financial indicator of our company’s ability to internally fund capital expenditures and service debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP. Please see the “Reconciliation of Non-GAAP Financial Measure” for a reconciliation of discretionary cash flow to cash flow provided by operating activities.
Forward Looking Statement
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission (“SEC”). Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.
     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located primarily in the Gulf of Mexico. Stone is also active in the Appalachia region. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210-phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.

STONE ENERGY CORPORATION
SUMMARY STATISTICS
(In thousands, except per share/unit amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
FINANCIAL RESULTS
Net income (loss)	$27,168	$82,811	($198,698)	$145,053
Net income (loss) per share	$0.65	$2.88	($4.92)	$5.08

PRODUCTION QUANTITIES
Oil (MBbls)	1,544	1,422	2,838	2,704
Gas (MMcf)	9,723	9,284	19,382	18,417
Oil and gas (MMcfe)	18,987	17,816	36,410	34,641

AVERAGE DAILY PRODUCTION
Oil (MBbls)	17	16	16	15
Gas (MMcf)	107	102	107	101
Oil and gas (MMcfe)	209	196	201	190

REVENUE DATA (1)
Oil revenue	$107,972	$156,569	$178,826	$279,276
Gas revenue	62,340	106,393	130,490	186,919

Total oil and gas revenue	$170,312	$262,962	$309,316	$466,195

AVERAGE PRICES (1)
Oil (per Bbl)	$69.93	$110.10	$63.01	$103.28
Gas (per Mcf)	6.41	11.46	6.73	10.15
Per Mcfe	8.97	14.76	8.50	13.46

COST DATA
Lease operating expenses	$41,122	$34,900	$99,276	$65,153
Salaries, general and administrative expenses	9,922	11,278	21,583	21,534
DD&A expense on oil and gas properties	55,558	70,172	114,730	132,879

AVERAGE COSTS (per Mcfe)
Lease operating expenses	$2.17	$1.96	$2.73	$1.88
Salaries, general and administrative expenses	0.52	0.63	0.59	0.62
DD&A expense on oil and gas properties	2.93	3.94	3.15	3.84

AVERAGE SHARES OUTSTANDING — Diluted	41,338	28,459	40,365	28,260

(1)	Includes the cash settlement of effective hedging contracts.

STONE ENERGY CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009 *	2008

Operating revenue:
Oil production	$107,972	$156,569	$178,826	$279,276
Gas production	62,340	106,393	130,490	186,919
Derivative income, net	—	—	3,196	—

Total operating revenue	170,312	262,962	312,512	466,195

Operating expenses:
Lease operating expenses	41,122	34,900	99,276	65,153
Other operational expense	2,400	—	2,400	—
Production taxes	2,565	3,503	3,840	4,903
Depreciation, depletion and amortization	57,052	70,831	117,670	134,218
Write-down of oil and gas properties	—	10,100	340,083	10,100
Accretion expense	8,376	3,853	16,753	8,221
Incentive compensation expense	1,197	882	1,417	1,900
Salaries, general and administrative expenses	9,922	11,278	21,583	21,534
Derivative expenses, net	743	3,353	—	3,612
Impairment of inventory	1,256	—	7,179	—

Total operating expenses	124,633	138,700	610,201	249,641

Income (loss) from operations	45,679	124,262	(297,689)	216,554

Other (income) expenses:
Interest expense	4,788	3,633	9,954	7,492
Interest income	(146)	(3,432)	(282)	(8,346)
Other income, net	(851)	(1,313)	(1,825)	(2,354)

Total other (income) expenses	3,791	(1,112)	7,847	(3,208)

Income (loss) before taxes	41,888	125,374	(305,536)	219,762

Provision for income taxes:
Deferred	14,720	9,535	(106,888)	27,731
Current	—	33,028	23	46,978

Total income taxes	14,720	42,563	(106,865)	74,709

Non-controlling interest	—	—	(27)	—

Net income (loss)	$27,168	$82,811	($198,698)	$145,053

*	Includes a $10.3 million adjustment ($6.7 million after tax) for under-accrual of revenues in the first quarter of 2009.

STONE ENERGY CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Net income (loss) as reported	$27,168	$82,811	($198,671)	$145,053

Reconciling items:
Depreciation, depletion and amortization	57,052	70,831	117,670	134,218
Write-down of oil and gas properties	—	10,100	340,083	10,100
Non-cash write-down of tubular inventory	1,256	—	7,179	—
Deferred income tax provision (benefit)	14,720	9,535	(106,888)	27,731
Accretion expense	8,376	3,853	16,753	8,221
Stock compensation expense	1,193	2,185	3,159	4,322
Other	3,889	1,167	2,825	1,132

Discretionary cash flow	113,654	180,482	182,110	330,777

Changes in current income taxes	3,027	(3,581)	30,435	(47,131)
Unwinding of derivative contracts	(41,160)	—	71,662	—
Settlement of asset retirement obligations	(21,787)	(15,004)	(28,249)	(33,651)
Investment in put contracts	—	(1,914)	—	(1,914)
Other working capital changes	4,698	(32,908)	17,585	(8,692)

Net cash provided by operating activities	$58,432	$127,075	$273,543	$239,389

STONE ENERGY CORPORATION
CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	June 30,	December 31,
	2009	2008
Assets

Current assets:
Cash and cash equivalents	$109,339	$68,137
Accounts receivable	136,742	151,641
Inventory	12,546	35,675
Other current assets	1,109	1,413
Current income tax receivable	748	31,183
Fair value of hedging contracts	22,714	136,072

Total current assets	283,198	424,121

Oil and gas properties — United States
Proved, net	857,972	1,130,583
Unevaluated	454,657	493,738
Building and land, net	5,537	5,615
Fixed assets, net	4,373	5,326
Other assets, net	47,484	46,620
Fair value of hedging contracts	3,307	—

Total assets	$1,656,528	$2,106,003

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable to vendors	$114,228	$144,016
Deferred taxes	13,629	32,416
Undistributed oil and gas proceeds	15,555	37,882
Other current liabilities	10,322	15,759
Asset retirement obligations	62,284	70,709
Fair value of hedging contracts	17,711	—

Total current liabilities	233,729	300,782

Bank debt	325,000	425,000
8 1/4% Senior Subordinated Notes due 2011	200,000	200,000
6 3/4% Senior Subordinated Notes due 2014	200,000	200,000
Deferred taxes	85,729	193,924
Other long-term liabilities	12,428	11,751
Asset retirement obligations	177,135	186,146
Fair value of hedging contracts	11,661	1,221

Total liabilities	1,245,682	1,518,824

Common stock	475	394
Additional paid-in capital	1,320,384	1,257,633
Accumulated deficit	(953,685)	(754,987)
Treasury stock	(860)	(860)
Accumulated other comprehensive income	44,532	84,912

Total Stone Energy Corporation stockholders’ equity	410,846	587,092

Non-controlling interest	—	87

Total stockholders’ equity	410,846	587,179

Total liabilities and stockholders’ equity	$1,656,528	$2,106,003